UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 14, 2014

Gold Hill Resources, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-53627	88-0492010
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3751 Seneca Ave., Pahrump, NV		89048
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (775) 751-6931

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On February 14, 2014, Mr. Eric Stoppenhagen resigned as the Company’s Director, Chief Financial Officer, and Secretary. This resignation is not due to a disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On February 14, 2014, Wayne Good, age 67, was appointed as the Company’s Sole Director, Chief Financial Officer, Treasurer and Secretary, to serve in such capacities until his successors are duly appointed. Mr. Good is the founder of Accurate Locators and worked with the Company since 1992. Mr. Good was appointed as Chief Executive Officer on June 13, 2013. He is a pioneer and industry thought leader in the research, development and marketing of mining and underground detection equipment. Mr. Good is responsible for spear heading the continued vision and development of the Company’s mineral detection technology. He brings a wealth of mining detection experience to Gold Hill Resources. During his leadership of Accurate Locators, Mr. Good was responsible for developing new mining detection products and a 25,000 person database that represents approximately 5,000 past and current customers and approximately 15,000 potential customers. The potential customers have been accumulated from call-in inquiries.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GOLD HILL RESOURCES, INC.

Date: February 14, 2014	By:	/s/ Wayne Good
Name: Wayne Good
Title: Chief Executive Officer